EXHIBIT 2

                          ULTRAPAR PARTICIPACOES S.A.
                           ULTRA S.A. - PARTICIPACOES
                          AVARE PARTICIPACOES S.A. and
                            IGEL PARTICIPACOES S.A.
                      CONTROLLING-SHAREHOLDERS' AGREEMENT


Parties to the Agreement:

I - ULTRA S.A. - PARTICIPACOES (a "ULTRA S.A."), a company having its principal place of business at Av. Brigadeiro Luiz Antonio, 1343 - 9th floor, in the City and State of Sao Paulo, enrolled in the National Registry of Legal Entities CNPJ under No. 54.041.439/0001-91, in this act represented by its undersigned Directors and GIPOIA PARTICIPACOES S/C. LTDA. ("GIPOIA"), a company having its principal place of business at Av. Brigadeiro Luiz Antonio, 1343 - 9th floor, in the City and State of Sao Paulo, enrolled in the National Registry of Legal Entities CNPJ under No. 61.604.351/0001-04, both companies in this act represented by their respective Directors, holders of twenty-six billion three hundred and ninety million two hundred and fifty-one thousand two hundred and fifty (26,390,251,250) common shares of ULTRAPAR PARTICIPACOES S.A. ("ULTRAPAR"), a company having its principal place of business at Av. Brigadeiro Luiz Antonio, 1343 - 9th floor, in the City and State of Sao Paulo, enrolled in the National Registry of Legal Entities CNPJ under No. 33.256.439/0001-39, said shareholding interest ensuring their direct control of this company;

II - AVARE PARTICIPACOES S.A. ("AVARE"), a company having its principal place of business at Av. Brigadeiro Luiz Antonio, 1343 - 9th floor, in the City and State of Sao Paulo, enrolled in the National Registry of Legal Entities CNPJ under No. 55.204.424/0001-60, in this act represented by its undersigned Directors; IGEL PARTICIPACOES S.A. ("IGEL"), company having its principal place of business at Av. Brigadeiro Luiz Antonio, 1343 - 9th


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floor, in the City and State of Sao Paulo, enrolled in the National Registry of
Legal Entities CNPJ under No. 55.203.731/0001-26, in this act represented by its undersigned Directors; PAULO GUILHERME AGUIAR CUNHA, Brazilian, married, engineer, bearer of Identity Card RG No. 4.554.607/SSP-SP and of Individual Taxpayers' Registry CPF No. 008.255.498-68, resident and domiciled at Rua
Rafael Ielo, 177, in the City and State of Sao Paulo and ANA MARIA LEVY VILLELA IGEL, Brazilian, widow, businessperson, bearer of Identity Card RG No. 2.821.401/SSP-SP and of Individual Taxpayers' Registry CPF No. 513.400.208-82, resident and domiciled at Rua Jean Sibelius, 35 - 17th floor, in the City and State of Sao Paulo, holders of sixty-four million, nine hundred and one thousand and seven (64,901,007) common shares of ULTRA S.A., said shareholding interest ensuring their indirect control of ULTRAPAR;

III - PAULO GUILHERME AGUIAR CUNHA, already identified above, ANA MARIA LEVY VILLELA IGEL, already identified above, ROGERIO IGEL, Brazilian, judicially separated, businessperson, bearer of Identity Card RG No. 2.992.103/SSP-SP and of Individual Taxpayers' Registry CPF No. 061.076.308-30, resident and domiciled at Rua Marcos Melega, 150, 16th floor, Alto de Pinheiros, in the City and State of Sao Paulo, JOYCE IGEL DE CASTRO ANDRADE, Brazilian, married, businessperson, bearer of Identity Card RG No. 3.005.592/SSP-SP and of Individual Taxpayers' Registry CPF No. 074.266.918-10, herein assisted by her husband, LUCIO DE CASTRO ANDRADE FILHO, Brazilian, engineer, bearer of Identity Card RG No. 3.045.977/SSP-SP and of Individual Taxpayers' Registry CPF No. 061.094.708-72, both resident and domiciled at Rua General Mena Barreto, 743 - 2nd floor, in the City and State of Sao Paulo, MARCIA IGEL JOPPERT, Brazilian, married, businessperson, bearer of Identity Card RG No. 2.987.353/SSP-SP and of Individual Taxpayers' Registry CPF No. 694.695.398-34, herein assisted by her husband, ROBERTO LUIZ JOPPERT, Brazilian, cattle-raising specialist, bearer of Identity Card RG No. 3.410.166/SSP-SP and of Individual Taxpayers' Registry CPF No. 608.887.848-72, both resident and domiciled at Rua Pirandelo, 50, in the City and State of Sao Paulo, FABIO IGEL, Brazilian, single, businessperson, bearer of Identity Card RG No. 16.473.997-X/SSP-SP and of Individual Taxpayers' Registry CPF No. 187.996.078-83, resident and domiciled at Rua Jean Sibelius,


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35 - 17th floor, in the City and State of Sao Paulo, LUCIO DE CASTRO ANDRADE
FILHO, already qualified above, JOSE CARLOS GUIMARAES DE ALMEIDA, Brazilian, married, engineer, bearer of Identity Card RG No. 300.310/ SSP-SP and of Individual Taxpayers' Registry CPF No. 007.207.478-72, resident and domiciled at Rua Ministro Roberto Cardoso Alves, 1490, in the City and State of Sao Paulo, FABIO SCHVARTSMAN, Brazilian, married, engineer, bearer of Identity Card RG No. 4.144.579/ SSP-SP and of Individual Taxpayers' Registry CPF No. 940.563.318-04, resident and domiciled at Rua Conselheiro Torres Homem, 401, in the City and State of Sao Paulo, PEDRO WONGTSCHOWSKI, Brazilian, married, engineer chemist, bearer of Identity Card RG No. 3.091.522/ SSP-SP and of Individual Taxpayers' Registry CPF No. 385.585.058-53, resident and domiciled at Rua Mercedes, 1065, in the City and State of Sao Paulo and CHRISTY PARTICIPACOES LTDA., a company having its principal place of business at Rua Visconde do Piraja, 351, suite 917, in the City and State of Rio de Janeiro, enrolled in the National Registry of Legal Entities CNPJ under No. 33.363.896/0001-22, in this act represented pursuant to its articles of association, all of them being the totality of IGEL and AVARE shareholders;


WHEREAS,

A) The conglomerate known as "Ultra Group" is formed by several operating companies, controlled by the "holding" ULTRAPAR, wherein ULTRA S.A. holds, both directly and through its subsidiary GIPOIA, 69.48 % of its voting capital;

B) ULTRA S.A., in turn, has its voting capital distributed between AVARE and IGEL, each of them being the holder of 49.50% of the common shares, whereas the remaining 1% is distributed as follows: (i) 0.20% being an absolute ownership of ANA MARIA LEVY VILLELA IGEL; and (ii) 0.80% being an ownership to terminate on 16 December 2004 of PAULO GUILHERME AGUIAR CUNHA, trustee in a trust wherein the beneficiaries, in equal parts, are the four children of Pery Igel, to wit,


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     ROGERIO IGEL, JOYCE IGEL DE CASTRO ANDRADE, MARCIA IGEL JOPPERT and FABIO
     IGEL;

C) AVARE and IGEL shall have a determinate-term life, ending on 16 December 2004, on which date they will be compulsorily dissolved and liquidated, upon distribution of the shares in ULTRA S.A. to their shareholders;

D) On 22 May 1997, the shareholders of AVARE and IGEL executed a Shareholders' Agreement with immediate validity and effectiveness as of 16 December 2004 (whereupon they shall have a direct interest in ULTRA S.A. capital), wherein the shareholders mutually grant the right of first refusal in the purchase of ULTRA S.A. shares, in case of disposal of these shares;

E) ULTRAPAR has recently made a public issuance of preferred shares, placed in Brazil and abroad, the latter through ADRs (American Depository Receipts) placed in the New York Stock Exchange.

F) ULTRAPAR direct and indirect controllers intend to ensure an equitable treatment to the remaining shareholders of ULTRAPAR, without distinguishing between common and preferred shares, in the event of transfer of the company shareholding control;

G) The appropriate means for said purposes to be ensured is through the execution of an agreement wherein the parties should provide that, the consummation of the transfer of ULTRAPAR shareholding control should depend on the suspensive condition that the acquirer shall make a public offering for the purchase of the shares held by ULTRAPAR minority shareholders, consisting of common and preferred shares of stock, and grant to the holders thereof an equitable treatment as defined in this Agreement.


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NOW, THEREFORE,

                               THE PARTIES DECIDE
                                to execute this
                            SHAREHOLDERS' AGREEMENT



                                  Section One

ULTRA S.A. and GIPOIA undertake not to transfer ULTRAPAR direct control, upon disposal of the shares they hold therein, without the person acquiring the controlling interest therein undertaking, as a suspensive condition of the disposal, to make a public offering to ULTRAPAR minority shareholders, under the conditions stipulated in Section Four hereof.

                                  Section Two

AVARE, IGEL, ANA MARIA LEVY VILLELA IGEL and PAULO GUILHERME AGUIAR CUNHA undertake not to transfer ULTRAPAR indirect control, upon disposal of the shares they hold in ULTRA S.A., without the person acquiring the control undertaking, as a suspensive condition of the disposal, to make a public offering to ULTRAPAR minority shareholders, under the conditions stipulated in Section Five hereof.

                                 Section Three

The shareholders of AVARE and IGEL undertake not to transfer ULTRAPAR indirect control, upon disposal of the shares they hold in AVARE and IGEL, without the person acquiring the control undertaking, as a suspensive condition of the disposal, to make a public offering to ULTRAPAR minority shareholders, under the conditions stipulated in Section Five hereof.

                                  Section Four


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In the direct transfer of ULTRAPAR control by ULTRA S.A. and/or GIPOIA, the offering shall be addressed to all minority shareholders of ULTRAPAR and:

a) the offering shall be for the purchase of a percentage of the common and preferred shares held by each minority shareholder of ULTRAPAR, to be acquired by the offeror, according to the following procedure:

     (i) the number of common shares acquired in the operation resulting in the shareholding control shall be added to the number of ULTRAPAR common shares already previously held by the acquirer, either directly or indirectly;

     (ii) the result of this addition will be divided by the number of ULTRAPAR common shares then held by ULTRA S.A., GIPOIA and by the acquirer, either directly or indirectly.

b) the price per share that shall prevail in the offering shall correspond to the weighed average of the prices paid in the acquisitions of ULTRAPAR common shares referred to below, adjusted in line with the General Market Price Index (IGPM) or any other index that may replace it, up to the month immediately prior to the public offering date:

     (i)  price of the transaction resulting in the transfer of control;

     (ii) prices of the transactions of acquisition of ULTRAPAR common shares carried out by the person acquiring the control over the previous twelve (12) months.


                                  Section Five

The value of ULTRAPAR common shares, in the event of an indirect transfer of control, will be calculated by applying the same procedures provided for the


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direct transfer, after segregation of the net amount of the remaining assets of the company, except ULTRAPAR common shares. Said net amount shall be appraised by a qualified and fit firm specializing in appraisals.

                                  Section Six

Transfers held within the same legal entity, it being understood as such those transfers held among the current holders of shares in AVARE, IGEL and ULTRA S.A., are free, and they are not subject to the offering obligation, even if they result or may result in changes or configuration of control in the hands of any or some of the current shareholders of said companies.

Paragraph One: For the effect of the provision in this Section, the concept of transfer within the same legal entity includes any transfer among the current shareholders and:

(i)  their ascendants, descendants, spouses and heirs;

(ii) holding companies in which the current shareholders own the majority of the voting capital.

Paragraph Two: The validity of the Shareholders' Agreement referred to in clause D of the recitals is hereby preserved, which Agreement shall be in effect simultaneously with this Agreement.


                                 Section Seven

The validity of the operation of transfer of ULTRAPAR control by its direct and indirect controllers shall be equally conditional on the obligation of the acquirer to perform successive purchase offerings addressed to the minority shareholders, each time it shall acquire, either directly or indirectly, additional common shares of ULTRAPAR held by the current direct and indirect controllers, over the


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twenty-four (24) months subsequent to its gain of control. The condition herein set shall be included in the document which will formalize the operation and it shall satisfy the following requirements:


(i) Each offering price shall be identical to the price set in the latest acquisition, whereas in case it is an indirect acquisition the price shall be adjusted according to Section Five hereof;

(ii) The proportion to be adopted in each offering shall be obtained by dividing the amount of ULTRAPAR common shares acquired directly or indirectly each time by the aggregate number of ULTRAPAR common shares then held by ULTRA S.A., GIPOIA and the acquirer, either directly or indirectly.


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                                 Section Eight

The public purchase offerings shall be presented by institutions registered with the Sao Paulo and New York Stock Exchanges, based on the regular practices prevailing in said agencies.


                                  Section Nine

The obligation assumed by the parties hereto shall be registered according to the terms and for the effects of article 40 and the sole paragraph thereof of the Corporations Act:

i) in the books of the financial institution depositary of ULTRAPAR book-entry shares and annotated on the report of the deposit account supplied to shareholders;

ii)  in the book of registered shares of ULTRAPAR, ULTRA S.A., AVARE and IGEL;

iii) in the articles of association of GIPOIA.


                                  Section Ten

The obligations herein assumed by the parties hereto of not to transfer the direct or indirect control of ULTRAPAR, upon disposal of their respective interest in the company, without the suspensive condition of submitting an offering to purchase the shares of the minority shareholders of ULTRAPAR, are irrevocable and irreversible, and compliance therewith may be required from any party hereto and from any minority shareholder of ULTRAPAR.


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Paragraph One: Any party hereto and any minority shareholders may file the lawsuit it may deem appropriate to prevent any nonperformance of the obligations of the parties hereto, or to enforce performance thereof.

Paragraph Two: This Shareholders' Agreement shall be filed at the principal places of business of ULTRAPAR, ULTRA S.A., AVARE and IGEL, which undertake to perform it and not to allow the transfer of the disposed-of shares without evidence of performance of the suspensive condition of offering submission to the minority shareholders of ULTRAPAR, until the completion of the offering term and payment to the minority shareholders who may have accepted the offer. A similar suspensive condition shall prevail in all subsequent acquisitions referred to in Section Seven hereof.

Paragraph Three: The obligations undertaken by the parties hereto shall be subject to the provisions of Articles 1098 and 1099 of the Civil Code, related to stipulation in favor of third parties, to the extent as applicable.


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                                 Section Eleven

It is allowed to the signatories of this Agreement making up the shareholding control of ULTRA S.A. and ULTRAPAR to amend the Bylaws of said companies in order to introduce therein provisions ensuring the minority shareholders the treatment equivalent to that set forth herein, in which event this Agreement may be terminated in case the holders of preferred shares, assembled in a special shareholders' meeting, consider said equivalence duly ensured.

Sole Paragraph - The special shareholders' meeting can be called only by ULTRA S.A initiative, no less than thirty (30) days in advance. The signatories of this Agreement, holders of preferred shares, may participate in said meeting, without, however, taking part in the vote.


                                 Section Twelve

This Agreement shall be binding on the parties, their heirs and successors for an indeterminate term, and termination hereof is expressly banned while the obligation to amend the Bylaws of ULTRA S.A. and ULTRAPAR provided for in Section Eleven hereof is not performed. After the Bylaws are duly amended this Agreement shall be extinguished, regardless of any further formality.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in six (6 ) counterparts before two (2) witnesses.

                             Sao Paulo, 22 March 2000.
Parties:

ULTRAPAR PARTICIPACOES S.A.


ULTRA S.A. - PARTICIPACOES


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GIPOIA PARTICIPACOES S/C. LTDA.

(page before last of the Shareholders' Agreement executed on 3/22/2000 by and between the Controlling Shareholders of Ultrapar Participacoes S.A., Ultra S.A.
- Participacoes, Avare Participacoes S.A. and Igel Particpacoes S.A.)


AVARE PARTICIPACOES S.A.


IGEL PARTICIPACOES S.A.


PAULO GUILHERME AGUIAR CUNHA


ANA MARIA LEVY VILLELA IGEL


ROGERIO IGEL


JOYCE IGEL DE CASTRO ANDRADE


LUCIO DE CASTRO ANDRADE FILHO


MARCIA IGEL JOPPERT


ROBERTO LUIZ JOPPERT


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(last page of the Shareholders' Agreement executed on 3/22/2000 by and between the Controlling Shareholders of Ultrapar Participacoes S.A., Ultra S.A. - Participacoes, Avare Participacoes S.A. and Igel Particpacoes S.A.)


FABIO IGEL


JOSE CARLOS GUIMARAES DE ALMEIDA


FABIO SCHVARTSMAN


PEDRO WONGTSCHOWSKI


CHRISTY PARTICIPACOES LTDA.


Witnesses:


1. ______________________                      2._______________________



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